EXHIBIT 10.3
CONFIDENTIAL TREATMENT REQUESTED
DOCOSANOL LICENSE AGREEMENT
     THIS DOCOSANOL LICENSE AGREEMENT is made and entered into as of January 5, 2006, between Avanir Pharmaceuticals, a California corporation (“Avanir”) and Kobayashi Pharmaceutical Co., Ltd, a Japanese corporation (“Licensee”).
BACKGROUND
     A. Avanir is the owner of certain patent rights, know-how, trade secrets, confidential information, inventions, technology, and other proprietary rights which Licensee does not presently possess and that (i) pertain to a pharmaceutical grade chemical known as “docosanol,” (ii) relate to use of docosanol in the treatment of viral infections and inflammations of skin and mucous membranes in humans, and other medicinal uses and (iii) include certain medicinal formulations and manufacturing methods of docosanol.
     B. The United States Food and Drug Administration (“FDA”) has approved Avanir’s New Drug Application in the United States of America (“USA”) relating to products incorporating docosanol for topical, human use for the treatment of herpes labialis.
     C. Licensee is interested in obtaining from Avanir a license to Avanir’s proprietary rights relating to the use of docosanol and access to Avanir’s proprietary know-how in order to establish OTC business in Japan, and Avanir is willing to grant such license and access on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the monetary consideration set forth in this Agreement and of the terms, conditions and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Avanir and Licensee hereby agree as follows:
     1. DEFINITIONS.
     Words and phrases used in this Agreement which are not otherwise defined will be interpreted in accordance with the common usage for such term in English. Technical terms unless otherwise defined will be interpreted consistent with their common usage in the relevant scientific field. Some terms are defined in this Agreement parenthetically, and such terms will have the meanings apparent from the context in which such terms are parenthetically defined. When used in this Agreement, each of the following defined terms will have the meanings set forth in this Section.
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     1.1 “Active Ingredient” means (a) docosanol ***, (b) any other *** or (c) such specification for docosanol as an active ingredient that is curative of episodic outbreaks of herpes simplex or herpes labialis. Provided however, it always means that the foregoing description of Active Ingredients must be approved by the Ministry of Health, Labor, and Welfare (“MHLW”) in Japan as an active ingredient that is curative of episodic outbreaks of herpes simplex or herpes labialis (***).
     1.2 “Additional Studies” means any additional pre-clinical, clinical or non-clinical studies required to be conducted solely to obtain or to maintain in effect Territory Registrations of the Products in the Territory.
     1.3 “Affiliate(s)” means, with respect to each party, any organization, corporation, company, firm, or other entity that controls, is controlled by, or is under common control with such party. A company will be deemed to have control of another if it owns directly or indirectly at least fifty-percent (50%) of the voting shares of or is entitled directly or indirectly to appoint at least one half of the directors of the other company; provided however, Kobashou Co., Ltd. does not fall within the scope of Affiliates in this Agreement.
     1.4 “ Best Efforts ” means the taking of all prompt, substantial and persistent efforts to effect a result as expeditiously as possible, but does not require taking any extraordinary or unusual actions that would not be financially reasonable in the particular circumstances.
     1.5 “Bulk Docosanol” means a pharmaceutical grade bulk form of the Active Ingredient.
     1.6 “Competing Products” means other medicinal or therapeutic products that are curative of episodic outbreaks of herpes simplex or herpes labialis (***) containing the Active Ingredient.
     1.7 “Confidential Information” means all information which is of a confidential and proprietary nature, including without limitation, trade secrets and unpatented Know-How and Improvements relating to the Active Ingredient or the Products and any and all formulations thereof or manufacturing methods thereof, and any and all material information either of the parties to this Agreement may acquire concerning the financial, business and marketing goals and plans of the other, including the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the defined term “Confidential Information” and the obligations of nondisclosure, non-use and confidentiality relating thereto will, without granting any right or license, not include any information or data which: (a) is or becomes known to the general public through no action or fault of the receiving party; (b) was already known to the receiving party prior to the date of disclosure pursuant to this Agreement, as evidenced by the written records of that party, without any obligation of confidentiality; (c) is or becomes known to the receiving party without any obligation of confidentiality from a Third Party having the right to disclose the same, and not having a confidential relationship with the disclosing party with respect thereto; or (d) is necessary for the receiving party or its Affiliates to disclose to a

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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governmental authority or any agency thereof on a non-confidential basis, in order to pursue Territory Registration or other purposes.
     1.8 “Cost” means all purchase, labor, material and overhead costs and expenses incurred in connection with the procurement, manufacture and testing of Products as determined in accordance with generally accepted accounting principles.
     1.9 “Field” means all non-ophthalmic, topical, medicinal, therapeutic applications of the Products to skin, mucous membranes, and surrounding tissue in humans sold for the treatment of herpes simplex or herpes labialis via prescription (Rx), behind the counter or over the counter (“OTC”).
     1.10 “First Commercial Sale” means the first commercial sale in the Territory following Territory Registration, where sale means delivery, billing out or invoicing, whichever comes first, of a Product by Licensee, its Affiliates or sublicensees to any person or entity other than Licensee, its Affiliates or sublicensees.
     1.11 “Gross Sales” means the gross sales of the Products invoiced by Licensee, its Affiliates or sublicensees to distributors, resellers or other Third Parties as expressed in Japanese Yen. For the sake of clarity, the Gross Sales does not include *** . (The currency conversion rate employed for calculation of Gross Sales will be that published in the Nihon Keizai Shinbun’s “Foreign Currency Exchange Rates” on the last business day of the calendar quarter.).
     1.12 “Improvements” means any and all inventions, developments and improvements and any other new Know-How relating to the Active Ingredient or the Products, including, without limitation, any new indications, compositions, concentrations, derivatives, formulations, preparations, processes, specifications, administrations, combinations or dosage strengths and sizes or applications thereof, which are developed by or for Avanir or Licensee during the term of this Agreement.
     1.13 “Know-How” means any data, results, know-how, manufacturing methods and processes of the Bulk Docosanol to the extent available and information which Avanir owns, controls or has a license (with a right to sublicense) and relating to the Active Ingredient or that is necessary or useful to the manufacture, use or sale of Products, including, without limitation, data or information incorporated either in Avanir’s approved New Drug Application in the USA or in regulatory filing submitted to other regulatory authorities, if any.
     1.14 “Licensed Patents” means all (a) the Territory patents and patent applications listed in Schedule 1.14 or covering any Avanir Owned Improvements, as long as Licensee agrees; (b) any divisionals and patent applications; and (c) all patent term extensions of the foregoing patents.
     1.15 “Post Marketing Surveillance Period” means a certain period of post-marketing surveillance in the Territory, in other words, a certain period for surveillance, imposed by the Ministry of Health, Labor and Welfare in Japan upon marketing approval of the Product in the Territory, with regard to quality, efficacy and safety for clinical usage of the Product. In the

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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event the Japanese government introduces a new proprietary, exclusivity period, the PMS Period will be deemed to include the exclusivity period for the purpose of this Agreement.
     1.16 “Products” means any finished or semi-finished medicinal product that is curative of episodic outbreaks of herpes simplex or herpes labialis ( *** ) that contains a therapeutic concentration of the Active Ingredient either as the sole ingredient or in combination with any other ingredient, substance or compound, in any and all concentrations, formulations, preparations, administrations, combinations or dosage strengths.
     1.17 “Reasonable Efforts” means efforts and resources commonly used in the research-based pharmaceutical industry for the research, development and commercialization of a product at a similar stage in its product life, a similar market potential and a similar profitability ratio.
     1.18 “Territory” means the territories and possessions of Japan.
     1.19 “Territory Registration” means satisfaction of any related applicable registration (including any duplicate marketing authorizations) and notification requirements and approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale of Products or the equivalent from the appropriate governmental agency in the Territory.
     1.20 “Third Party” or “Third Parties” means any person, organization, corporation, company, firm, or other entity that is not a party hereto or an Affiliate of either party.
     1.21 “Trademark” means a trademark or trademarks for use in connection with the sale of the Products in the Territory, together with any registrations or pending registration applications filings therefore by Licensee at the Japan Patent Office. It is expressly understood that the Trademark does not include the trademarks “Avanir” or “Abreva” or any variations thereof even if such trademarks are used in association or combination with the Trademark.
     1.22 “Supply Agreement” means the separate agreement for the supply of Bulk Docosanol to be entered into between Licensee and Avanir.
     2. LICENSES.
     2.1 Grant. Subject to all the terms and limitations of this Agreement, Avanir hereby grants to Licensee an exclusive license, possibly including a Senyo Jisshiken under Japanese Patent Law, under its Licensed Patents and to the Know-How to make, have made, use, and offer to sell and to sell and import Products in the Territory and only in or for the Field. Licensee will register the aforesaid exclusive license as the exclusive license, with the cooperation of Avanir but at Licensee’s expense, possibly including Senyo Jisshiken of the Japanese Patent Law. Such license does not include the right to manufacture Bulk Docosanol. For the avoidance of doubt,

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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the license to manufacture described in the foregoing sentence of this Section 2.1 is limited to rights to manufacture for Licensee’s Products. Subject to price, terms and conditions yet to be mutually agreed in the Supply Agreement, Avanir will be fully obligated to supply Bulk Docosanol to Licensee so long as this Agreement is effective or until such time as Licensee has notified Avanir that Licensee has entered into a separate supply agreement for Bulk Docosanol with a Third Party. Licensee will use all commercially reasonable efforts to obtain, as soon as practicable, either a direct source of supply of Bulk Docosanol from Avanir’s supplier or a second source of supply of Bulk Docosanol. Upon Licensee’s request, Avanir will cooperate with Licensee to establish the manufacturing process of the Bulk Docosanol of Licensee and/or its designee and to obtain the required permits from the MHLW regarding any change in such manufacturing process; provided, however, that Licensee and/or its designee will not proceed to produce the Bulk Docosanol unless, within *** months from Avanir’s receipt of the firm order for Bulk Docosanol from Licensee, Avanir nevertheless fails to fill such order as provided by the Supply Agreement regarding the Bulk Docosanol. In case of the above mentioned Bulk Docosanol production by Licensee and/or its designee(s), Licensee or its designee(s) will retain the right to manufacture Bulk Docosanol without any limitation. In that case, Avanir will disclose to Licensee and/or its designee(s) any Know-How that Avanir owns or controls, conditioned upon payment of a commercially reasonable fee by Licensee.
     2.2 Restrictions on Licensee. To the extent not otherwise prohibited by law, Licensee will not directly or indirectly for the term of this Agreement, (a) promote, market, distribute or sell the Products outside the Field; (b) actively or passively sell the Products outside the Territory, (c) sell or distribute the Products to any Third Party whom Licensee has reasonable grounds to believe is likely to sell outside the Field or export the Products outside the Territory. If any person sells, markets or exports the Products sold to it by Licensee contrary to the above restrictions, Licensee will make Best Efforts to take actions within its legal rights and powers to cause such persons to cease such sale, marketing or exportation. For purposes of the foregoing restrictions, (1) “actively sell” in a territory means engaging in advertising, marketing or promotion specifically aimed to such territory or establishing any branch or distribution operations for the purpose of distributing Products in such territory and (2) “passively sell” means responding to unsolicited customer orders while not engaging in any advertising, marketing or promotion.
     2.3 Restrictions on Avanir. To the extent not otherwise prohibited by law, Avanir will not sell the Products or Bulk Docosanol inside the Territory and inside the Field or to any party who Avanir has reasonable grounds to believe is likely to export the Products or Bulk Docosanol into the Territory for sale in the Field. If any person sells or exports the Products or Bulk Docosanol acquired from Avanir to customers inside the Territory for use in the Field without Avanir’s authorization, Avanir will make Best Efforts to start to take action within six months from Avanir’s awareness of the above-mentioned situation, within its legal rights and powers to cause such persons to cease such sale or exportation.
     2.4 Sublicenses. Licensee may not sublicense its rights under this Agreement without Avanir’s prior written consent, which Avanir may grant or withhold in its sole discretion. For the sake of clarity, sublicenses do not include manufacturing of finished Product by a third party or subcontracts for commercializing the Product by Licensee. Upon the prior written consent of

*** Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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Avanir, Licensee will only have the right to grant sublicenses within the Territory and Field under Section 2.1 under the terms and conditions of this Agreement and only for the expressly limited purpose of co-promotion and co-marketing Products where and when (i) Licensee is and remains the single registration holder for the Product; (ii) Licensee is and remains the single person responsible for the manufacture of Product and (iii) only the Trademark is used in connection with the Product. In all cases (a) such sublicensees will be at least the equivalent of Licensee with respect to fitness to perform in accordance with the terms of this Agreement, (b) the prospective sublicensees may not distribute in the Territory a Competing Product; (c) such sublicensees will have entered into a Sublicense Agreement; and (d) Licensee agrees in writing with Avanir to remain obligated in all respects to comply with the provisions of this Agreement and to indemnify Avanir for any costs, expenses or damages that may result from sublicensee’s breach of any provision of the Sublicense Agreement. Upon request of Avanir, Licensee will make reasonable inquiries of any proposed sublicensee to determine whether such proposed sublicensee is developing, making, marketing or selling Competing Products. Except as specifically provided above, Licensee will have no rights to sublicense all or any part of the license granted to Licensee pursuant to this Agreement. Any transfer or extension of rights under the license granted under this Agreement, in whole or in part, by Licensee to any Third Party will be deemed and considered to be a sublicense subject to the requirements of this Section, even if not so designated or described in the relevant legal agreements, instruments or documents.
     2.5 Improvements.
     (a) Avanir Owned Improvements. Avanir will solely own any Improvements that Avanir invents, develops, discovers or creates (“Avanir Owned Improvements”). Avanir retains the ownership of and sole right and discretion to file, prosecute and maintain any Territory, U.S. or foreign patent applications covering any Avanir Owned Improvements. Any Avanir Owned Improvements and related patents or patent applications will be included in the scope of the licenses granted under Section 2.1, as long as Licensee agrees.
     (b) Licensee Owned Improvements. Licensee will solely own any Improvements that Licensee invents, develops, discovers or creates that are not Avanir Owned Improvements (“Licensee Owned Improvements”). Licensee retains ownership of and sole right and discretion to file, prosecute and maintain any Territory, U.S. or foreign patent applications covering any Licensee Owned Improvements.
     2.6 Patent Prosecution and Maintenance.
     (a) Consultations. Each party will promptly inform, consult with and assist the other, as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the patents relating to the Products that each such party owns, including, without limitation, the discovery or invention of any Improvements that such party owns and permit each other to provide comments and suggestions with respect to such activities, which comments and suggestions will be reasonably considered by the other party. If Avanir files a patent application(s) relating to Improvements, including without limitation the anti-herpes compositions and therapy with the Japan Patent Office or obtains a patent(s) relating to the same in the Territory, Avanir will promptly notify the Licensee by priority, and provide exclusive license of the patent to the Licensee, as long as Licensee agrees.
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     (b) Assistance. Upon receipt of any Territory Registration, Licensee will provide assistance to Avanir in obtaining patent extensions, supplementary protection certificates, and the like for the Licensed Patents to the extent the laws of the Territory provide it. If Licensee needs necessary cost for its reasonable personnel’s time and expenses, Licensee will consult with and obtain an approval in advance from Avanir before Licensee charge that to Avanir.
     (c) Abandonment of Licensed Patents. Avanir will make Best Efforts to maintain Licensed Patents in the Territory. However, if Avanir has irresistible reason to surrender or abandon Licensed Patents, Avanir will provide Licensee with at least 60-days prior written notice before surrendering or abandoning any Licensed Patents. To the extent that Licensee desires to continue maintenance and/or prosecution of such Licensed Patents in such countries which Avanir has elected to surrender rights, Avanir will assign such Licensed Patents to Licensee, cooperate fully with Licensee, its attorneys, and agents in assuming such responsibilities and provide Licensee with complete copies of any and all documents or other materials that Avanir deems necessary to undertake such responsibilities. Licensee will assume responsibility for all costs associated with the Licensed Patents for which it elects to assume responsibility, including costs associated with transferring patent prosecution responsibilities to an attorney or agent of Licensee’s choice.
     3. REGULATORY MATTERS.
     3.1 Delivery of Know-How by Avanir.
     (a) Data and Applications. In consideration for the fee to be paid by Licensee pursuant to Section 5.1, Avanir will provide, no later than 30 days after the date of this Agreement, all available data used in the USA, in Sweden and in other countries’ regulatory submissions for 10% docosanol cream in the treatment of herpes simplex or herpes labialis and pre-clinical data and post marketing surveys (to the extent available and possible under existing confidentiality agreements), including, without limitation, copies of all clinical data, documents, papers, protocols, results and analyses as well as currently available information including that concerning adverse effects and products complaints (to the extent the information is available to Avanir), in each case that relates to or would be useful in connection with the import, marketing, manufacturing, and/or registration of the Products in the Field in the Territory.
     (b) Access to Drug Master File. As soon as practicable after the date of this Agreement, (and supplemented as reasonably needed by Licensee as soon as reasonably practicable thereafter during the term of this Agreement) Avanir will use its Best Efforts to make available to Licensee the drug master file for Bulk Docosanol on file at MHLW for the purpose of Licensee’s Territory registration for the curative of episodic outbreaks of herpes simplex or herpes labialis (subject to the confidentiality obligations of Article 8), if required by Licensee. In any such event, Licensee will reimburse Avanir’s reasonable out–of-pocket expenses incurred as a result of rendering such access.
     3.2 Additional Studies.
     (a) Licensee’s Responsibility. With respect to Additional Studies, Licensee will be responsible for conducting any Additional Studies which Licensee
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concludes Licensee’s needs to conduct and for all costs and expenses associated therewith.
     (b) Conduct of Additional Studies. Such Additional Studies will be conducted by Licensee in accordance with applicable law and current Good Clinical Practices (“GCPs”). Licensee will provide Avanir with summaries of all protocols in respect of Additional Studies concerning the Products to be conducted by Licensee and information indicating whether Licensee desires to publish the results of such Additional Studies. Licensee will provide such summaries to Avanir for Avanir’s review and comment within a month before such Additional Studies are undertaken. Licensee will give such comments due and careful consideration in the light of its obligations under this Agreement. However, it is not necessary for Licensee to produce any English translation of the Japanese original documents. During any time when Additional Studies are being conducted, Licensee will also deliver to Avanir a status report every calendar quarter with respect to such Additional Studies.
     (c) Third Party Collaborators. Avanir and Licensee each acknowledge and agree that, with respect to any Additional Studies, (i) Licensee’s arrangements made with the Third Party providers of services will in all cases require that such Third Party providers grant sole ownership of (and publication rights with respect to) the information, data, clinical trial results and other know-how resulting from such Additional Studies to Licensee and (ii) as between Licensee and Avanir, such information, data, clinical trial results and other know-how resulting from such Additional Studies will belong solely to Licensee as Licensee Owned Improvements.
     3.3 Territory Registrations.
     (a) Licensee’s Responsibilities. Licensee will directly bear all costs and expenses and use its Best Efforts to complete all necessary studies to obtain Territory Registrations and will be solely responsible for and will prepare (using the data and files provided by Avanir pursuant to Section 3.1(a)) and submit an application for the Territory Registration with the Territory health care authorities in the Territory as soon as possible but no later than *** months after the date of satisfactory conclusion of clinical trials and other tests. Provided however, this time limit of *** months will not apply if the MHLW changes the procedure of clinical trials and other tests, or a very special demand for information is made by the Ministry. In connection with the foregoing, Licensee may utilize other agents or consultants to assist in obtaining Territory Registrations, but may not share Know-How with such agents or consultants without entering into an appropriate confidentiality agreement. Licensee will also be responsible for any other registration, regulatory and pricing matters concerning the Products in the Territory.
     (b) Assistance. Avanir will assist Licensee in regulatory matters as appropriate and reasonably requested by Licensee. If Licensee requests assistance from Avanir, Avanir will consult with and obtain approval in advance from Licensee if Avanir desires to be reimbursed for its reasonable costs of personnel time and expenses plus *** %.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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     (c) Ownership of Territory Registrations. Licensee will register and keep any such Territory Registrations in Licensee’s own name. Licensee may assign ownership of the Territory Registrations to Avanir in exchange for reimbursement of its appropriate amount, including but not limited to the costs of obtaining and maintaining the Registrations, and clinical study costs, in the event of termination of this Agreement by Avanir prior to its expiration according to Section 7.6(c).
     (d) Post Marketing Surveillance. Licensee will utilize its Best Efforts to obtain any and all advantage derived from the Post Marketing Surveillance in the Territory.
     (e) Improvements of Bulk Docosanol. In the case where modification or improvement of Bulk Docosanol is required for obtaining the Territory Registration and/or promoting the sales of the Products in the Territory, the Licensee may request Avanir to modify or improve the Bulk Docosanol. Avanir will use its Best Efforts to comply with any requests for improvements to Bulk Docosanol. In any such event, Licensee will reimburse Avanir’s reasonable out–of-pocket expenses incurred as a result of rendering such compliance or assistance.
     3.4 Additional Indications. In the event that Avanir makes regulatory filings for the marketing approval of other indications in the Field but outside the Territory during the term of this Agreement, Avanir and Licensee will discuss the appropriate regulatory filing strategy for such indications in the Territory, but any such filings will be solely Licensee’s responsibility and expense.
     3.5 Regulatory Developments and Communications. Each party will notify the other immediately by telephone (with prompt, written follow-up), facsimile or any other electrical method in writing of any inquiry, contact or communication received from any governmental regulatory agency or other official body which adversely relates to or impacts upon the Products or any component or ingredient thereof (including, without limitation, any issuance of any Territory Registration administrative decree relating to a recall of the Products or the imposition of any post marketing surveillance period), and will promptly furnish the other party with copies of all written communications relating thereto sent to or received from such regulatory agency. Licensee will report to Avanir of the status of the Territory Registration efforts on a current basis every three months, and will furnish Avanir, upon Avanir’s reasonable request, copies of all of the documents, data and other information supplied to or received from the government in the Territory or other any approval authority in connection with the Territory Registration without unreasonable delay. Avanir will have the right to be informed of, and upon Licensee’s request, participate in and attend discussions regarding the Territory Registration or any administrative decree. Upon receipt of the Territory Registrations, Licensee will promptly furnish Avanir copies or other satisfactory evidence thereof.
     3.6 Other Governmental Filings or Notices. Licensee will be solely and exclusively responsible for and bear all expenses associated with any permits, licenses or approvals necessary or advisable for the entry into force and performance in the Territory of this Agreement and of the matters contemplated in this Agreement.
     4. MANUFACTURE AND COMMERCIALIZATION OF PRODUCTS.
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     4.1 Manufacturing of Products. As between Avanir and Licensee, throughout the term of this Agreement, Licensee will be solely responsible for: (a) manufacturing or having manufactured the Products for distribution and sale in the Territory and any related packaging and branding with Trademark, (b) acquiring or causing to be acquired all manufacturing equipment and licenses, including, without limitation, plant, equipment and facilities licenses and approvals, necessary to enable the manufacture and testing of the Products, (c) obtaining any required importation licenses or approvals for importation of Bulk Docosanol into the Territory, including payment of any related import charges or levies, (d) reporting of matters regarding the manufacture of Products to relevant regulatory authorities and handling and responding to any appropriate governmental agency inspections with respect to manufacturing of Products, all in accordance with applicable laws and regulations. Licensee will provide to Avanir any information requested by any governmental agency in connection with any governmental inspection related to Bulk Docosanol and will notify Avanir of any such matter if significant or serious and promptly furnish complete copies of such reports to Avanir. Licensee also will advise Avanir of any occurrence or information which arises out of Licensee’s or its subcontractors’ manufacturing activities which has materially adverse regulatory compliance and/or reporting consequences concerning the Products. Licensee will use Reasonable Efforts to promptly advise Avanir of any requests by any governmental agency for such inspections with respect to manufacturing of the Products.
     4.2. Product Manufacturing Processes & Quality Control. Licensee will not, and will ensure its manufacturing subcontractors do not, without the consent of Avanir (such consent not to be unreasonably withheld) deviate from or modify the instructions and methods which have been given by Avanir in writing and agreed to by Licensee for the manufacture of the Products as well as the methods supplied by Avanir and agreed to by Licensee for quality control of the Products, subject to any applicable laws, regulations or requirements of any governmental agency in the Territory. For the avoidance of doubt, the deviations and modifications with respect to which Licensee must obtain the consent of Avanir are ones that have a material impact on quality of the Product or affect the obtaining or maintenance of any Territory Registration.
     4.3 Adverse Event Data Exchange.
     (a) In the event that either party, its Affiliates or sublicensees obtains, directly or indirectly, information, data, inquiries, complaints, or reports on any Adverse Events during the development, marketing and distribution of any of the Products, such party will disclose, as soon as reasonably practicable, such information and data to the other party and will collaborate with such other party to respond to or inform any applicable governmental authority. Such information will include an identifiable patient, a suspect medicinal product, an identifiable reporting source and an event or outcome. Follow-up information should be actively sought by the party and submitted within the same time-lines as an initial report. Each party will also send (by fax or electronically) the other party written notice in English of fatal and life-threatening events, which are unexpected and considered possibly related to the Products, within 72 hours of receipt and of all other serious adverse events within ten business days. All other Adverse Events associated with Products will be reported by either party to the other party in summary format at least quarterly. For purposes of the foregoing, an “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered the Product and which does not necessarily have to have a causal relationship with the Products, including, without limitation: (a) with respect to clinical trials, all noxious and unintended responses to the Product and (b) after the First Commercial Sale, any response to the Product which is noxious and unintended and which occurs at doses normally used in man for
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prophylaxis, diagnosis or therapy of disease or for modification of physiological function. The provisions of this section will survive termination of this Agreement so long as either party is marketing Products.
     (b) Licensee will bear the expenses of any recall of a Product in the Territory; provided however, that Avanir will bear the expense of a recall to the extent that such recall directly and exclusively caused by Avanir’s breach of its obligations hereunder or Avanir’s negligence or willful misconduct or intentional omission. Such expenses of recall will include expenses for notification, destruction and return of the recalled Product and any refund to customers of amounts paid for the recalled Product.
     4.4 Commercialization.
     (a) Efforts. Licensee will (a) use its Best Efforts applying its marketing and sales expertise to maximize the sale and the profit from the Products considering market situation in the Territory as soon as reasonably practical but no later than *** after the issuance of a Territory Registration; (b) have no right to use the Avanir trade name and trademark, apart from the Products labeling requirements of Section 4.6; and (c) subject to and to the extent permitted by applicable laws, not produce, sell or distribute any Competing Products within the Territory, directly or indirectly, throughout the term of this Agreement and for a period of *** after termination of the Agreement by Avanir. Maximizing sale of the Products includes, without limitation, a nation-wide scope test marketing in Japan. If the date of the First Commercial Sale of the Products in the Territory does not occur by the *** anniversary of the issuance of the first Territory Registrations in the Territory, the exclusive license for the Territory may immediately convert to a non-exclusive license, but Licensee will have a *** -month option to maintain its exclusive license by paying, in advance, due on the first day of the month, a fee of $ *** per month until the Product is launched or the *** months have expired. For the sake of clarity, First Commercial Sale includes those by the Licensee in maximizing of the sale of the Products.
     (b) Exclusivity. If Avanir considers that the Licensee produces, sells or distributes any Competing Products in violation of the Agreement at any time during the term of this Agreement, Avanir may commence a proceeding under Section 13.5. If Avanir and the Licensee do not reach a settlement, the license granted by Avanir under Section 2.1 will cease to be exclusive and, notwithstanding any other provision in this Agreement, Avanir will have no obligation to continue to license Improvements to Licensee. Notwithstanding the foregoing, no such termination of exclusivity by Avanir will be effective until completion of the dispute resolution procedures set forth in Section 13.5.
     4.5 Trademarks.
     (a) Ownership and Registration. Licensee will develop a unique Trademark and will own the Trademark and be solely responsible for its use and registration and all

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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related costs and expenses. Licensee will take all Reasonable Efforts to register and maintain the Trademark in the Territory for use in association with the Products. Licensee will take due care not to do or cause to be done any action or omission which adversely affects the validity of the Trademark or jeopardizes the maintenance thereof, either during the term of this Agreement.
     (b) Trademarks owned by Avanir. Licensee will make Best Efforts to use the Trademark for the Products. Licensee will not market, sell or distribute any Products under any brand or trademark that is the same as or confusingly similar to the trademark and trade names owned by Avanir. Licensee acknowledges that Avanir has no rights in the “Abreva” trademark.
     4.6 Marketing. Licensee will make Best Efforts to achieve the marketing at maximum. Licensee agrees that the word “patented” or its appropriate substitute under Japanese Patent Law will appear on the Product’s packaging, on an insert and in other measures of description on or related to the Products in a place determined by Licensee in its sole discretion and that labeling for Products will contain the statement:
          “Distribution under license from Avanir Pharmaceuticals.”
     4.7 Publicity. The parties to this Agreement understand that both Avanir and Licensee are public companies and agree that they may disclose certain matters pertaining to this Agreement as to enable it to fully comply with USA or Territory securities laws or regulations, which disclosure may be in the form of public statements, whether oral or written, including, but not limited to, shareholder reports, communications with stock market analysts, press releases or other communications with the media. Notwithstanding the foregoing, any press release or other announcement pertaining to this Agreement by either party will be provided to the other party in advance for review and approval with such approval not to be unreasonably withheld.
                    4.8 Publications. Neither Licensee nor its agents, collaborators and subcontractors will publish the results of clinical or preclinical studies of the Products or any Active Ingredient without the prior approval of Avanir, which approval of Avanir will not be unreasonably withheld.
     5. ROYALTIES, FEES AND MILESTONE PAYMENTS.
     5.1 Data Transfer Fee. In consideration for the transfer of data under Section 3.1(a), Licensee will pay to Avanir the non-refundable sum of 100,000,000.00 Japanese Yen as a Know-How and data transfer fee no later than 30 days after the date of this Agreement.
     5.2 Royalties. In consideration for the licenses granted pursuant to Section 2.1, for manufacture and sales of Products by Licensee or its Affiliates or sublicensees in the Territory, for the Territory, Licensee will pay Avanir royalties as follows:
     (a) Patent / PMS period Royalties. Licensee will pay Avanir *** % of aggregate Gross Sales in the Territory, (i) during the term of any issued and valid Licensed

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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Patents or (ii) during the Post Marketing Surveillance Period which the MHLW has not approved a generic product equivalent to any type of docosanol cream in the Territory.
     (b) Know-How Royalties. Licensee will pay Avanir *** % of aggregate Gross Sales in the Territory, as a Know-How royalty (notwithstanding whether Avanir has or will have any Licensed Patents or any other intellectual property in the Territory) until the date that is 10 years from the First Commercial Sale in the Territory.
     5.3 Milestone Payments. Licensee will pay the milestone payments set forth on the table below within 30 days after the date of the described event:

MILESTONE	PAYMENT
***	***JP Yen
***	***JP Yen
***	***JP Yen
***	***JP Yen
***	*** JP Yen
6. ACCOUNTING MATTERS.
     6.1 Payment of Royalties. Royalties will accrue upon the earlier of shipping or billing of Products by Licensee or its Affiliates or sublicensees to a distributor, reseller or other Third Party and will be payable quarterly, 60 days after the end of each calendar quarter. Any royalties due but not received by Avanir will begin accruing interest on such overdue amounts at a rate of *** % as set be required by applicable law. Quarterly royalty payments to Avanir will be accompanied by a detailed written report covering each calendar quarter showing (a) the Gross Sales of Products in aggregate in the Territory by Licensee or its Affiliates or sublicensees, and (b) the royalty payments, which will have accrued in respect of such sales and the basis for calculating those royalties, including gross invoiced sales of each Product and the deductions, if any, taken to calculate Gross Sales. Each quarterly report will be due 30 days following the close of each calendar quarter. Unless otherwise expressly provided herein, all royalty payments under this Agreement will be paid without notice or demand and without abatement or deduction of any amount unless other provisions of this Agreement admit exception.
     6.2 Access to Records. Licensee will keep and will cause its Affiliates or sublicensees to keep records relating to the transactions covered by this Agreement throughout the term of this Agreement and for a period of three years thereafter. Upon Avanir’s request (but no more than once per year) and on reasonable notice, Licensee will and will cause its Affiliates and sublicensees to permit, at the expense of Avanir, an independent certified public accountant reasonably acceptable to both parties, to have access during reasonable business hours to such records as may be necessary to determine, in respect of any quarterly period the correctness of any royalty statements and payments made under this Agreement; provided, however, that Licensee will bear any such audit expense if the review or audit shows an underpayment equal to

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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or greater than *** % for the applicable period. The independent certified public accountant must sign confidential non-disclosure agreements prohibiting him from revealing to any Third Party any information and allowing him to disclose to Avanir only information relevant to royalty statements and payments.
     6.3 Currency of Payment. Except as set forth below, any and all payments to be made to Avanir by Licensee under this Agreement will be made in Japanese Yen. The conversion rate employed for calculation of royalties as provided in Section 6.1 will be that published in the Nihon Keizai Shimbun’s “Foreign Currency Exchange Rates” on the last business day of the calendar quarter for which the royalty statement is made.
     6.4 Required Taxes and Withholdings.
     (a) Avanir’s Taxes. If Licensee makes any payment to any governmental agency in the Territory or is subject to any withholding requirements in the Territory on account of taxes payable by Avanir, Licensee may deduct the amount of such tax payment actually paid to such governmental agency from Licensee’s royalties payable to Avanir under this Agreement. In order to obtain proper tax exemptions in international situation, the parties will take reasonable action to apply Article 12 of CONVENTION BETWEEN THE GOVERNMENT OF JAPAN AND THE GOVERNMENT OF THE UNITED STATES OF AMERICA FOR THE AVOIDANCE OF DOUBLE TAXATION AND THE PREVENTION OF FISCAL EVASION WITH RESPECT TO TAXES ON INCOME to Licensee’s royalties payable to Avanir under this Agreement.
     (b) Licensee’s Taxes. If Licensee makes any payment to any governmental agency in the Territory or is subject to any withholding requirements in the Territory on account of taxes payable by Licensee, Licensee may not deduct the amount of such tax payment from royalties payable to Avanir under this Agreement, and Licensee’s payment to Avanir will be in full and free of all liability, deduction or set off for such tax or other deduction.
     (c) Sublicensee’s Withholdings. If any of Licensee’s sublicensees makes any payment to any governmental agency in the Territory or is subject to any withholding requirements in the Territory on account of taxes payable by Licensee, even though such sublicensee deducts such payment or withholding from amounts payable by such sublicensee to Licensee, Licensee may not deduct the amount of such tax payment from royalties payable to Avanir under this Agreement and the Licensee’s payment to Avanir will be in full and free of all liability, deduction or set off for such tax or other deduction.
     6.5 Taxes. Licensee will pay and bear the expense of local and any government license, sales and use, property and ad valorem taxes including the consumption tax in Japan, and any custom duties, fees or charges which may be imposed or assessed on it with respect to manufacture or sales of Products in the Territory under this Agreement. If a party receives a refund or rebate for taxes it paid on behalf of the other party, the party receiving such refund or rebate will promptly remit it to the other party.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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     7. TERM AND TERMINATION.
     7.1 Term. Unless otherwise terminated as set forth below, the term of this Agreement will commence on the date of this Agreement and will continue until and automatically expire upon the later to occur of (a) the 10th anniversary of the First Commercial Sale in the Territory or (b) the date the last claim of any patent of the Licensed Patents licensed under this Agreement that covers sales of Products in the Territory expires or is invalidated or (c) the last date of the expiration of the Post Marketing Surveillance Period in the Territory. Upon expiration of the term of this Agreement in the Territory, Licensee will thereafter retain a fully paid-up perpetual, irrevocable, royalty-free non-exclusive license under the license rights granted under Section 2.1.
     7.2 Material Breach by Licensee. If Licensee materially breaches, materially defaults or otherwise materially fails to perform under the terms of this Agreement or any other agreement between the parties to this Agreement, Avanir may terminate this Agreement by giving *** months advance written notice, unless Licensee will cure such breach, default or failure of performance within such *** months period or unless such breach, default or failure is subject to the force majeure provisions of Section 13.4. For the avoidance of doubt (and as examples only), “materially breaches, materially defaults or otherwise materially fails” as used in this Section 7.2 means (a) failure to prepare and submit an application for the Territory Registrations with the Territory health care authorities within *** months from the conclusion of the clinical trials and other tests sufficient for registration, provided however, this time limit of *** months will not apply if the MHLW changes the procedure of clinical trials and other tests, or a very special demand for information is made by the MHLW; or (b) no First Commercial Sale in the Territory has occurred by the date required by Section 4.4(a), entitling Avanir to terminate the Agreement under this Section, except for the event that (i) Territory Registration is not obtained for reasons that are not attributable to Licensee’s responsibility, or (ii) the cost of obtaining the Territory Registration, in relation to the aforesaid clinical trials and other tests, exceeds *** Japanese Yen. Such other tests include without limitation, non-clinical trials such as animal tests. Notwithstanding the foregoing, no such termination by Avanir will be effective until completion of the dispute resolution procedures set forth in Section 13.5.
     7.3 Material Breach by Avanir. If Avanir materially breaches, materially defaults, or otherwise materially fails to perform under the terms of this Agreement or the Supply Agreement, Licensee may, in its sole discretion either (a) retain the licenses granted under this Agreement and bring an action for damages against Avanir or (b) terminate this Agreement (and the licenses granted hereunder) by giving *** months advance written notice, unless Avanir cures such breach, default or failure of performance within such *** months period or unless such breach, default or failure is subject to the force majeure provisions of Section 13.4. For the sake of clarity, a “materially breaches, materially defaults, or otherwise materially fails”, as used in this Section means (a) intentional breach of obligations to deliver Know How, (b) any fraud or misrepresentation, or (c) a breach by Avanir of its obligation under the Supply Agreement to provide Bulk Docosanol (each such event being a “Material Breach” hereafter). Notwithstanding the foregoing, no such termination by Licensee will be effective until completion of the dispute resolution procedures set forth in Section 13.5. For the avoidance of doubt, Avanir has

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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obligations under this Agreement other than specified obligation on the definition of Material Breach.
     7.4 Continuing Obligations. Termination of this Agreement by either party for any reason under the terms and conditions of this Agreement will not affect obligations of either party incurred prior to termination or the right of either party to recover damages from any breach thereof or affect Licensee’s obligations to pay Avanir any fees, milestones, royalties or other payments that have accrued as of the date of such termination.
     7.5 Remedies. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.
     7.6 Consequences of Termination. Upon termination of this Agreement by either party prior to the expiration of this Agreement set forth in Section 7.1, for any reason:
     (a) Licenses. If termination of this Agreement is caused by material breach by Licensee, the licenses granted under Section 2.1 will terminate, and Licensee will permanently discontinue all advertising with respect to Products, although Licensee may, to the extent permitted by applicable law, continue to sell Products which it has in inventory at the time of termination; provided, however, that any such sale will (i) be made at prices and under terms generally consistent with previous sales of the Products by Licensee and (ii) be conducted in a manner so as not to be harmful to Avanir or the market for the Products. Notwithstanding the above, Licensee may not sell the Products more than 180 days after the effective date of termination. At Avanir’s option, remaining stocks of Products may be bought by Avanir at Licensee’s *** . Licensee will deliver such stocks at Avanir’s direction and expense.
     (b) Trademark. Licensee will keep and own its registration of the Trademark in the Territory even after any termination of this Agreement, as well as the expiration of the Agreement set forth in Section 7.1. Provided, however, that only if this Agreement was terminated by material breach by Licensee, Licensee will assign ownership of the Trademark to Avanir in exchange for payment of an appropriate amount.
     (c) Governmental Registrations. Within a reasonable period (as far as the laws and regulations in the Territory permit deliverance and transfer) after the effective date of any pre-expiration termination due to any material breach of Licensee, Licensee will, at Licensee’s expense, (i) deliver and transfer to Avanir the Territory Registration and attachments and instruments directly relating thereto, any registration of any exclusive patent license (Senyo Jisshiken) and any other import licenses and related licenses and rights obtained by or on behalf of Licensee that are legally required for the importation, use, distribution or sale of the Products by Avanir or such designated entity in the Territory in exchange for appropriate amount of payment; (ii) notify in writing any applicable government agencies of such transfer; and (iii) follow any necessary procedures of any applicable government agencies. If such deliverance or transfer is not legally permissible, or if such an attempted deliverance or transfer would be ineffective

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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or would adversely affect materially the rights of Avanir so that Avanir would not in fact receive substantially all such rights, Licensee will cooperate with Avanir, free of charge, in any reasonable arrangement designed to provide Avanir the benefits under any such registrations, licenses and rights as far as the laws and regulations permit deliverance and transfer thereto this Agreement or other actions by Licensee so as to enable Avanir to obtain the benefits under such licenses and rights. Licensee will continue to provide Avanir with assistance ensuring the orderly transition of the Products and its corresponding regulatory approvals to Avanir.
     (d) Confidential Information. If termination of this Agreement is caused by material breach by Licensee, Licensee will return all copies of all Avanir’s Confidential Information and any other Know-How relating to the Products, together with copies of any registrations and applications for registration of the Products. Licensee will disclose all manufacturing information solely related to the Products (in so far as such information is within Licensee’s control and in so far as Licensee is legally able to disclose the information) to Avanir and Licensee will continue to manufacture Avanir’s or its licensees’ requirements of the Products until such time as a substitute manufacturing source has been approved by the Territory Regulatory Agency, if applicable, and on such terms as will be agreed by the parties negotiating in good faith.
     8. CONFIDENTIALITY.
     8.1 Confidential and Proprietary Information. Each party to this Agreement acknowledges that in order for Avanir and Licensee to carry out their respective obligations under this Agreement, it may be necessary for Avanir and Licensee to disclose to each other certain Confidential Information. Each party to this Agreement agrees: (a) not to reveal or make available any Confidential Information of the other to any Third Party, (except (i) to agents or consultants engaged to obtain Territory Registrations in the Territory who have entered into confidentiality agreements in a form acceptable to Avanir or (ii) as such disclosure may be specifically approved in writing by the party against whom such disclosure is sought and except as such disclosure may be required by the receiving party’s compliance with legal requirements and in any such case such party will promptly notify the other party of any such legally required disclosure) and to ensure that it will treat such Confidential Information of the other party in the same manner as it treats its own Confidential Information, such treatment to be at least the degree that a reasonable person would perform under similar circumstances; (b) to ensure that Affiliates, sublicensees, employees, agents, associates or other persons to whom such disclosure may be made or who may otherwise have access to such Confidential Information of the other have, directly or indirectly, agreed in writing to safeguard and maintain such Confidential Information of the other and not to disclose or use such Confidential Information of the other; (c) to ensure that Confidential Information of the other is not used for the receiving party’s benefit except as such benefits are expressly contemplated in this Agreement; (d) to prohibit the Confidential Information of the other from being duplicated in any manner; except as is reasonably necessary to perform the tasks and obligations contemplated under this Agreement; (e) to prohibit the Confidential Information of the other from being published in any form without the express written consent from the disclosing party, and (f) to ensure that each party of this Agreement will not disclose any terms and condition of this Agreement in detail to a Third Party without prior written consent of the other party, except as provided in Section 47. and 4.8.
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     8.2 Survival of Confidentiality. The obligations of this Article 8 with respect to Confidential Information will continue during the term of this Agreement and for *** years thereafter.
     8.3 Remedies. The receiving party acknowledges and agrees that due to the unique nature of the disclosing party’s Confidential Information, there can be no adequate remedy at law for any breach of its obligations pursuant to this Agreement, that any such breach may allow the receiving party or Third Parties to unfairly compete with the disclosing party resulting in irreparable harm to the disclosing party, and therefore, that upon any such breach or any threat thereof, the disclosing party will be entitled to immediate injunctive relief in addition to damages and expenses, including attorneys’ fees, in connection with any breach or enforcement of the receiving party’s obligations pursuant to this Agreement or the unauthorized use or release of any such Confidential Information. The receiving party will notify the disclosing party in writing immediately upon the occurrence of any such unauthorized release or other breach. If any breach of this Article 8 is seriously detrimental to relationship of trust between Licensee and Avanir, that breach will constitute a material breach of this Agreement.
     9. REPRESENTATIONS AND WARRANTIES OF AVANIR.
     9.1 Due Organization and Authority. Avanir represents and warrants: (a) that it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (b) that the execution, delivery and performance of this Agreement by Avanir will not require the consent of any Third Party and will not cause a breach or violation under any fiduciary, contractual, statutory or judicial obligation or restraint to which Avanir is subject or bound; and (c) that the person executing this Agreement on behalf of Avanir is duly authorized to do so to bind the corporation.
     9.2 Safety and Stability. Avanir represents and warrants that it has not received any notification of, and has no current knowledge that there is now pending or that there have been any judicial or administrative orders to ban the development or use of the Active Ingredient, and Avanir has no current knowledge of any adverse reactions or test results encountered or discovered regarding the use of the Active Ingredient which would render the Active Ingredient unsuitable or unsafe for the purpose contemplated by this Agreement, which have not been disclosed to Licensee.
     9.3 No Conflicts. Avanir represents and warrants that it has the right, without any conflicts or restrictions, to enter into and perform in this Agreement.
     9.4 NO OTHER WARRANTIES. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE SUPPLY AGREEMENT, AVANIR DISCLAIMS ANY WARRANTY WITH RESPECT TO (A) THE QUALITY, COMPLETENESS, EFFICACY OR EFFICIENCY OF THE BULK DOCOSANOL, PRODUCTS, KNOW-HOW OR ANY OTHER DATA OR OTHER INFORMATION TO BE DELIVERED UNDER THIS AGREEMENT; (B) MERCHANTABILITY, TITLE, OF ANY PRODUCTS OR KNOW-HOW, FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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TO ANY AND ALL OF THE FOREGOING; AND (C) THE VALIDITY OF ANY PATENTS OR THE PATENTABILITY OF ANY PATENT APPLICATIONS.
However, notwithstanding the foregoing, Avanir represents, warrants and covenants to Licensee that:
a)	As of the date hereof, Avanir is the sole and exclusive owner of the entire right, title and interest in the Licensed Patents listed in Schedule 1.14, and is entitled to grant the licenses specified herein. True, complete and correct copies of the complete file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Licensed Patents have been provided to Licensee prior to the date hereof or will be provided as soon as reasonably practicable following patent grant, as the case may be. The Licensed Patents listed in Schedule 1.14 constitute all of the relevant patents applicable to Active Ingredient, Bulk Docosanol and Product as of the date hereof. During the term of this Agreement, Avanir will not take any action to encumber or diminish the rights granted to Licensee hereunder with respect to the Licensed Patents.

b)	As of the date hereof, to the best of Avanir’s knowledge, the Licensed Patents are being diligently procured from the Japanese Patent Office in accordance with all applicable laws and regulations. As of the date hereof, such Licensed Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

c)	As of the date hereof, to the best of Avanir’s and its Affiliates’ knowledge, there is no actual infringement or threatened infringement of the Licensed Patents and Know-How by any Third Party.

d)	As of the date hereof, to the best of Avanir’s and its Affiliates’ knowledge, Licensee’s exploitation of the Patents or the Know-How hereunder will not infringe any patent or other intellectual property or proprietary right of any Third Party.

e)	To the best of Avanir’s and its Affiliates’ knowledge, the Licensed Patents and the Know-How existing as of the date hereof are subsisting and are not invalid or unenforceable, in whole or in part. As of the date hereof, no claim or litigation has been brought or threatened by any Third Party alleging, and Avanir is not aware of any possible claim, whether or not asserted, that the Licensed Patents or Know-How are invalid or unenforceable.

f)	Avanir has not previously entered into any agreement with respect to the Territory, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the Licensed Patents or Know-How, the Bulk Docosanol or the Products (including by granting any covenant not to sue with respect thereto) and it will not enter into any such agreements or grant any such right, title or interest to any Third Party that is inconsistent with the rights and licenses granted to Licensee under this Agreement.

g)	To the best of Avanir’s and its Affiliates’ knowledge, the Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality.
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     10. REPRESENTATIONS AND WARRANTIES OF LICENSEE.
     10.1 Due Organization and Authority. Licensee represents and warrants that: (a) it and each of its Affiliates is a corporation duly incorporated, validly existing and in good standing under the laws of Japan and has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (b) the execution, delivery and performance of this Agreement by Licensee will not require the consent of any Third Party and will not cause a breach or violation under any fiduciary, contractual, statutory or judicial obligation or restraint to which Licensee is subject or bound; and (c) the person executing this Agreement on behalf of Licensee is duly authorized to do so to bind Licensee.
     10.2 No Pending Action against Licensee. Licensee represents and warrants that it has not received any notification of and has no current knowledge of any action or proceeding pending or threatened against Licensee which might result in a material adverse change in the business or financial condition of Licensee which could adversely affect the rights of Avanir under this Agreement or the development of the Products.
     10.3 Governmental Agencies. Licensee represents and warrants that it has disclosed and made available to Avanir all pertinent correspondence received from any governmental agency which relates to or impacts on its ability to develop the Products pursuant to this Agreement in the Territory and will disclose all such further information to Avanir in the future.
     10.4 No Conflicts. Licensee represents and warrants that it has the right, without any conflicts or restrictions, to enter into and perform in this Agreement.
     11. CLAIMS BY OR AGAINST THIRD PARTIES.
     11.1 Representations. Each party represents and warrants that it has not been notified of any claims by any Third Parties related to the Active Ingredient or the Products that have not been communicated to the other in writing before execution of this Agreement.
     11.2 Notice of Reimbursed Claims. If during the term of this Agreement, either party receives notice of or becomes aware of any Third Party claim against such party or its Affiliates or sublicensees, which claim is subject to Reimbursement by the other party under this Article 11 (an “Reimbursed Claim”), such party seeking Reimbursement or its substitutes including appropriate damage compensation for any liability under applicable law will promptly inform the other party of such claim and all relevant and applicable facts relating thereto in writing.
     11.3 Defense of Reimbursed Claims. Upon receiving a notification of a Reimbursed Claim, the Reimbursing party will have sole discretion with respect to and will solely control, at the Reimbursing party’s expense, the defense of any such Reimbursed Claim. The Reimbursing party will keep the Reimbursed party fully informed regarding the status of any negotiations or suits relating to such Reimbursed Claim. The Reimbursed party will cooperate fully with the Reimbursing party and will offer such assistance to the Reimbursing party as the Reimbursing party requests in connection with the defense of any such Reimbursed Claim at no charge to the Reimbursing party, except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Reimbursing party will have the right to join the Reimbursed party as a party to any lawsuit relating to such Reimbursed Claim at the Reimbursing party’s expense, if the action has already been commenced against Reimbursed party by the Third Party, and the Reimbursed party will have the right to be represented therein by legal counsel of its own choice at the Reimbursed party’s expense, where
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it is allowed under applicable law. The Reimbursing party will not settle any such suit if such settlement would have an affect on the rights of the Reimbursed party without obtaining the prior written consent of the Reimbursed party, which consent will not be unreasonably withheld. The Reimbursing party’s obligation to indemnify under this Article 11 will not apply to the extent that the party seeking Reimbursement (i) failed to comply with the obligations under this Section 11.3 or (ii) contributed to such loss, damage, injury, liability or claim by any act, or by an omission to perform some duty imposed by applicable law, this Agreement or other contract between the parties, on the Reimbursed party. The Reimbursement rights of either party under this Article 11 will be the sole remedy for any claims for which either such party seeks Reimbursement under this Article 11.
     11.4 Reimbursement of Avanir by Licensee. Licensee will defend, indemnify and hold harmless Avanir, its successors, assigns, officers, directors, employees and agents from any and all claims, causes of action, losses, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees) to Third Parties (including Avanir’ employees and any sublicensees) arising out of (a) any breach of this Agreement by Licensee or (b) any personal injury, death, environmental damage or property damage resulting from (i) any defects in design, materials or workmanship of any kind or (ii) failure to comply with any applicable laws or misappropriation of any Third Party rights, related to the manufacture, labeling, marketing, advertising, distribution, transportation, sale and use of the Products by Licensee or its Affiliates or sublicensees or by any Third Party acting under any contract with Licensee or with Licensee’s knowledge, consent or approval or (c) claims that the Trademark infringes any trademark rights owned by a Third Party.
     11.5 Reimbursement of Licensee by Avanir. Avanir will defend, indemnify and hold harmless Licensee, its successors, assigns, officers, directors, employees and agents from any and all claims, causes of action, losses, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees) by Third Parties (including Licensees’ employees and any sublicensee) arising out of (a) any breach of this Agreement by Avanir; (b) any personal injury, death, environmental damage or property damage resulting from (i) any defects in design, materials or workmanship of any kind related to Bulk Docosanol that is supplied by Avanir pursuant to the Supply Agreement or (ii) failure to comply with any applicable laws related to Bulk Docosanol that is supplied by Avanir pursuant to the Supply Agreement, or by any Third Party acting under any contract with Avanir or with Avanir’s knowledge, consent or approval and related to Bulk Docosanol that is supplied by Avanir pursuant to the Supply Agreement; or (c) claims and damages related to such claims, that Licensee’s approved use or sale of Products within the Field infringes any patent owned by a Third Party in the Territory; provided, however, the amount of Reimbursement is subject to and to the extent permitted by any applicable law. The above provision may not be construed or interpreted as to exceed the maximum limitation of liability permitted by the law. If an action is commenced by a Third Party against Licensee seeking a preliminary or permanent injunction with respect to the manufacture and sales of the Products by Licensee and Avanir is unable to obtain a written opinion of patent counsel that it is not infringing the third-party’s patent, or that such patent is invalid, then Licensee will cease any such alleged infringement or misappropriation. In the event of any such occurrence, Licensee and Avanir will promptly work together on a change of design which should not create any infringement or misappropriation under the Third Party’s patent.
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     11.6 Enforcement of Proprietary Rights against Third Parties. If Licensee becomes aware of any product or activity of any Third Party that is suspected of involving infringement or violation of any of Avanir’s proprietary rights, then Licensee will promptly notify Avanir in writing of such infringement or violation. If Avanir becomes aware of any product or activity of any Third Party that is suspected of involving infringement or violation of Avanir’s proprietary rights and that affect Licensee’s license rights pursuant to this Agreement, then Avanir will promptly notify Licensee in writing of such infringement or violation. Avanir may in its sole discretion take or not take whatever action it believes is appropriate in connection with any such infringement or violation, and will have the right to initiate an infringement or other appropriate suit, including any defensive action in an invalidation trial at the Japan Patent Office for any one of the Licensed Patents listed in the Schedule of 1.14, against any Third Party who is suspected of infringing or misappropriating any Licensed Patents, invention or technology included in any Products or the Know-How in the Territory. If Avanir elects to take action, Licensee will fully cooperate therewith at Avanir’s expense. If Avanir initiates and prosecutes any such action under this Section 11.6, all legal expenses (including court costs and attorneys’ fees) will be for Avanir’s account but Licensee and Avanir will be entitled to the balance shared proportional to their damages or payments regarding losses (other than for reimbursement of costs or expenses, including attorney’s fees) awarded by way of judgment, settlement or compromise and received by Avanir from the Third Party(s). If necessary, Licensee may be joined as a party to the suit and will cooperate fully with respect to such suit and will offer such assistance to Avanir in connection therewith at no charge except for reimbursement of reasonable out-of-pocket expenses (including attorneys’ fees) incurred in rendering such assistance. In such situation, Licensee will have sole discretion in selecting its own counsel. If Avanir declines in any way whatsoever to enforce or initiate an infringement or other appropriate suit against an infringing Third Party, Licensee will have the right to sue, selecting its counsel in its sole discretion, and, subject to the proviso below, will be entitled to receive all amounts awarded by way of judgment, settlement or compromise, if Licensee registers Senyo Jisshiken under the Japanese Patent Law and any other applicable precedents under Japanese Law in the subject case, provided, however, that Avanir will be entitled to a proportionate share of any damages or payments (other than for reimbursement of costs or expenses, including attorneys’ fees) received by Licensee from such Third Party(s). Avanir will fully cooperate therewith at Avanir’s expense.
     11.7 Reimbursement Payment Adjustments. Any Reimbursed amounts provided under this Article 11 will be reduced or refunded to take account of any net tax benefit or insurance proceeds received and any other amount recovered, if any, by the Reimbursed party with respect to any Reimbursed amounts.
     11.8 Insurance. To provide each Reimbursed party under this Agreement with adequate assurance of Reimbursement, for the term of this Agreement and for a period of five years after the expiration of this Agreement or earlier termination, each party will obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, which are reasonable and customary in the local pharmaceutical industry considering the respective size and activities of the two parties. Such product liability insurance will insure against all liability, including liability for personal injury, physical injury and property damage. Each party will provide written proof of the existence of such insurance to the other party upon request.
     12. ASSIGNMENTS.
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     12.1 No Right to Assign. Subject to Sections 12.2, and 12.3, neither party will have the right to assign or delegate this Agreement, or any of its rights or obligations under this Agreement (except for Avanir’s rights to payments of royalties pursuant to this Agreement) without the other’s express written consent, and such assignment or delegation without such consent will be null and void for all purposes. In case for Avanir’s rights to payments of royalties pursuant to this Agreement, Avanir will provide Licensee with at least 60-days prior written notice before the assignment of the right.
     12.2 Sale of Business. Notwithstanding anything to the contrary in this Agreement, either Avanir or Licensee may assign its entire interest in this Agreement provided that such assignment is part of the sale or transfer of substantially all of Avanir’s or Licensee’s business, merger (“Gappei in Japanese Commercial Law), corporate division, corporate separation or demerger (“Kaisya Bunkatsu” in Japanese Commercial Law), as the case may be.
     12.3 Assignment to Affiliates. Notwithstanding the provisions of Section 12.1, this Agreement and the obligations pursuant to this Agreement will be assignable, in whole or in part, by Avanir, without consent of Licensee, to one or more Affiliates who will affirm to Licensee a complete assumption of the obligations assigned; provided that Avanir will guarantee the performance by such Affiliate(s) of such obligations. On the other hand, notwithstanding the provisions of Section 12.1, this Agreement and the obligations pursuant to this Agreement will be assignable, in whole or in part, by Licensee, without consent of Avanir, to one or more of Licensee’s Affiliates that are as able or more able to perform the obligations of Licensee under this Agreement and that will affirm to Avanir a complete assumption of the obligations assigned; provided that Licensee will guarantee the performance by such Affiliate(s) of such obligations. Licensee hereby guarantees the performance of its Affiliates, and further promises that such assignment will revert to the Licensee in the event that such Affiliate subsequently ceases to be an Affiliate.
     13. MISCELLANEOUS.
     13.1 Notices/Reports. Any reports, notices or other communications required or permitted to be given by either party to this Agreement will be given in writing by personal delivery, overnight courier service or facsimile, or by registered or certified air mail, postage prepaid, return receipt requested, or electronic means including e-mail addressed to each respective party at the address shown below.
If to Avanir:
Avanir Pharmaceuticals, Inc.
11388 Sorrento Valley Road, Suite 200
San Diego, California 92121
Attention: Vice President, Business Development
Facsimile No: ***
If to Licensee:
Kobayashi Pharmaceutical Co., Ltd.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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30-3, 1-chome, Toyokawa
Ibaraki-shi
Osaka 567-0057, JAPAN
Attention: Chief of R&D Company
Facsimile No.: ***
or to such other address as either party may indicate by proper notice to the other in the same manner as provided in this Agreement. All notices are deemed effective on the date of receipt or, if delivery is not accepted, five days after placement with the addressee, an overnight courier service or a post office, as applicable.
     13.2 Severability. If any provision of this Agreement is determined to be invalid, void, or unenforceable, then any such provision will be ineffective and the remaining provisions of this Agreement will continue in full force and effect without being impaired or invalidated in any way.
     13.3 Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument.
     13.4 Force Majeure. Except for the payment of money, no failure or omission by the parties to this Agreement in the performance of any obligation of this Agreement will be deemed a breach of this Agreement nor create any liability, if the same arises as a result of force majeure, i.e., any cause or causes beyond the control of the parties, including, but not limited to, the following, which, for the purposes of this Agreement, will be regarded as beyond the control or the party in question: acts of God; acts, omissions, rules, regulations, decisions, denials or orders of any governmental authority or any officer, department, agency or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy; war; rebellion, insurrection, riot, invasion, strikes, or lockouts. In the event of such cause intervening, such excuse of performance will be only to the extent that such nonperformance is beyond the reasonable control of the party bound by such covenant or obligation; and the party so affected will use its Best Efforts to eliminate or cure or overcome any of such causes and to resume performance of its covenants and obligations with all possible speed.
     13.5 Dispute Resolution Process.
     (a) Scope. As a required precondition to terminating the Agreement or any license granted pursuant to this Agreement or to initiating any legal action, any dispute, controversy, or claim arising out of this Agreement or its interpretation, performance, breach, enforcement or termination, or any other claim arising out of the respective rights and duties of the parties (hereinafter, a “Dispute”), will be settled by the procedures described in this Section 13.5. For the avoidance of doubt, this Section does not apply to disputes relating to patent validity which will be determined by a court and/or a patent office of competent jurisdiction.

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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     (b) Informal Efforts to Resolve Disputes. Before resorting to the procedures set forth in subsections (c) through (g) below, the parties will first use all Reasonable Efforts to resolve any Disputes through good faith negotiations and friendly and informal discussions at a management level appropriate to the circumstances. Should such informal efforts to resolve a Dispute fail, before the Agreement may be terminated by either party or before either party may initiate any legal action, the Dispute must be resolved pursuant to the remaining provisions of this Section 13.5.
     (c) Notice of Breach or Dispute. If the informal efforts described in subsection (b) above fail to resolve a Dispute, or if either party believes that there has occurred any material breach of the Agreement or there exists any Dispute relating to any material breach or any other Dispute has arisen, such party will immediately deliver written notice (the “Dispute Notice”) to the other party of the alleged material breach or Dispute. The Dispute Notice will contain a detailed and explanatory description of the alleged event of default, breach or Dispute, including the factual and legal or contractual basis for the alleged event of default, breach or Dispute and the relief or remedy sought by the party giving notice.
     (d) Conference. Within 30 days of the date of the Dispute Notice, representatives of the parties having authority to settle the Dispute will confer either by telephone or, if mutually agreed, in person in a good faith effort to resolve the Dispute.
     (e) In Person Meeting. If a mutually acceptable resolution of the Dispute is not achieved by the 30th day after the conference described in subsection (d) above, the Dispute will be automatically referred to senior executives nominated by each party and of comparable rank or position who will meet in person to discuss and use all Reasonable Efforts in good faith to resolve the Dispute to the mutual satisfaction of the parties within 30 days thereafter. In the event that Licensee has delivered the Dispute Notice to Avanir, then such meeting will take place in San Diego, California, and in the event that Avanir has delivered the Dispute Notice to Licensee, then such meeting will take place in Osaka, Japan. Each party will bear its own expenses relating to such meeting.
     (f) Binding Arbitration. If the personal meeting referred to in subsection (e) cannot resolve the matter or dispute within the 30-day period scheduled for its completion, the Dispute will be resolved, to the exclusion of a court of law, by binding arbitration as follows:
(i) Arbitration Rules. Any formal arbitration commenced by either party will be conducted in accordance with the Arbitration Rules of the Japan Commercial Arbitration Association or the American Arbitration Association as follows the location of arbitration as set forth in (v) of this Section 13.5(f), in effect as of the date hereof.
(ii) Arbitrators. Unless the parties agree in writing on the appointment of a single arbitrator, the matter will be referred to three arbitrators; one to be appointed by each party, and the third, who will act as Chairman, being nominated by the two so selected by the parties.
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(iii) Arbitration Decisions. The arbitration decision or award will be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly. The arbitration award is to be given by a majority decision; however, if there be no majority in favor of a single decision or award, the award will be made by the Chairman alone. The arbitrators will be empowered to award relief which is legal and/or equitable in nature, as appropriate.
(iv) Arbitration Expenses. The expenses of the proceeding will initially be borne equally by the parties to the dispute, but the prevailing party in such proceeding will be entitled to recover, in addition to reasonable attorneys’ fees and all other expenses, its contribution for the reasonable fees and expenses of the arbitrator as an item of damage and/or recoverable expenses.
(v) Arbitration Location. The place of arbitration will be in the city of the principal address of the respondent in any such proceeding.
(vi) Arbitration Language. The language of such arbitration will be English
(vii) Enforcement of Arbitration Decision. Judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.
(viii) Confidential Arbitration. The arbitration will be conducted confidentially and any award may be made public only with the prior written consent of the parties.
     (g) Effects of Pending Dispute. In the course of any negotiations, consultations, meetings, discussions, whether formal or informal, and during any mediation or arbitration proceedings to resolve any Dispute, both parties will make an effort to continue to perform the Agreement in all respects and no termination of the Agreement will be effective by either party until the final resolution of the Dispute by the parties or by the arbitrators. Notwithstanding anything to the contrary contained in this Agreement, in the event of a dispute relating to or arising out of an alleged material breach by either party, although the effective date of any termination of the Agreement will not be until the completion of all the steps required by this Section 13.5, the commencement of any Dispute resolution proceeding under this Section 13.5 will not (i) extend any payment due dates or cure periods set forth in this Agreement with respect to any determination as to whether a material breach has occurred or (ii) relieve either party of any payment or other obligations that are incurred during the pendency of the dispute resolution proceeding under this Section 13.5. Provided, however, Licensee has an option to deposit any payment to any governmental depository service offices or other escrow service agents during the Dispute resolution proceeding.
     13.6 Governing Law. This Agreement will be construed in accordance with the substantive laws of Japan, without giving any effect to the principles of conflict of laws.
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     13.7 Entire Agreement. This Agreement (together with its Exhibits and Schedules) contains the entire agreement of the parties regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.
     13.8 Captions. The captions used in this Agreement are for purposes of clarification only and are not meant to be construed as part of this Agreement.
     13.9 Limitation of Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER LICENSEE NOR AVANIR WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. SUBJECT TO AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT WITH RESPECT TO ITS REIMBURSEMENT OBLIGATIONS UNDER THIS AGREEMENT, AVANIR WILL NOT BE LIABLE FOR ANY AMOUNTS AGGREGATING IN EXCESS OF ONE HUNDRED PERCENT OF THE AMOUNTS PAID TO IT HEREUNDER.
     13.10 Compliance with Export and Other Laws. Each party to this Agreement hereby covenants to comply with, and the performance of the terms of this Agreement will be subject to, all applicable treaties, laws, statutes, rules and regulations of any federal, state or local governmental entity or instrumentality, including without limitation, the provisions of the U.S. Export Administration Act of 1969, as amended.
     13.10 English Language. All reports, data, information, notices, schedules, plans, records and other information required to be provided pursuant to this Agreement by either party to this Agreement will be in the English language unless the original data and the source of description thereof are written only in Japanese. If a translation is made of this Agreement, it will be made for the convenience of Licensee and the English version of this Agreement, rather than the translated version, will be deemed to be controlling. The parties have negotiated this Agreement in the English language.
     13.11 Further Assurances. Each party to this Agreement agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     13.12 Waiver. The waiver by either party of a breach of any provisions contained in this Agreement will be in writing and will in no way be construed as a waiver of any succeeding breach of such provision of the waiver of the provision itself.
     13.13 Relationship of the Parties. The relationship between Avanir and Licensee under this Agreement is that of parties to an arms-length negotiated contract. Nothing in this Agreement is intended or is to be construed so as to create between Avanir and Licensee, respectively, the relationship of partners, or joint ventures, or to establish either party to this Agreement as the employee or agent of the other party to this Agreement. Neither party to this Agreement has an express or implied right or authority under this Agreement to make any statement or commitments of any kind or to assume or to create any obligations on behalf of or
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in the name of the other party to this Agreement, or to bind the other party to any contract, agreement or undertaking with any Third Party.
     13.14 Certain Construction Rules. The Article and Section headings used in this Agreement are for convenience of reference only and in no way define, limit, extend or describe the scope or intent of any provisions hereof. In addition, as used in this Agreement, unless otherwise expressly stated to the contrary, (a) all references to days, months or years are references to calendar days, months or years and (b) any reference to a “Section,” “Article,” “Exhibit,” or “Schedule” is a reference to a Section or Article of this Agreement or an Exhibit or Schedule attached to this Agreement. Any reference to a “person” means any individual, corporation, partnership, joint venture, association, trust or any other entity or organization of any kind or character, including a governmental agency.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
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     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first written above.

Kobayashi Pharmaceutical Co., Ltd.		AVANIR PHARMACEUTICALS
(LICENSEE)

By:	/s/ Yutaka Kobayashi	By:	/s/ Gregory P. Hanson

Name: Yutaka Kobayashi		Name: Gregory P. Hanson
Title: President and Chief Operating Officer		Title: Vice President and CFO
Date: January 5, 2006		Date: January 10, 2006
[SIGNATURE PAGE TO DOCOSANOL LICENSE AGREEMENT]
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SCHEDULE 1.14
Licensed Patents (Japan)

Patent / Application
Patent title	Territory	Status	Filing date	Number	Issue date
***	***	***	***	***	***
***	***	***	***	***	***
***	***	***	***	***

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.
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